Media: Shannon Small 703.469.1190 or ssmall@fbr.com
Investors:  Bradley J. Wright at 703.469.1080 or fbcmir@fbr.com

FBR & CO. ANNOUNCES ERIC F. BILLINGS’ DECISION TO RETIRE AS CHAIRMAN

ARLINGTON, VA, April 26, 2012 – The Board of Directors of FBR & Co. (Nasdaq: FBRC) (the “Company”) today announced that Eric F. Billings, Founder and Chairman of FBR, has decided to retire as Chairman and will be not be seeking re-election to the Board at the Company’s Annual Shareholder Meeting, in order to focus on his other business activities.  Billings’ retirement will be effective as of June 5, 2012, the date of the Annual Shareholder Meeting.  The Board of Directors intends to elect Richard J. Hendrix, Director, President and Chief Executive Officer of FBR, Chairman at the Annual Meeting.

Billings co-founded what is now FBR & Co. in 1989 and has served as a member of the Board of Directors since its founding.  He served as Chairman and Chief Executive Officer of FBR & Co. until the end of 2008, when he retired as CEO and Rick Hendrix was named President & CEO in 2009. Billings is currently the Chief Executive Officer and Chairman of Arlington Asset Investment Corp., as well as Senior Managing Partner and Co-Portfolio Manager of Billings Capital Management, LLC.

Arthur J. Reimers, FBR’s Lead Independent Director, stated: “We thank Eric for his immeasurable contributions to our Company from its founding to today.  Eric is a pioneer and a tremendous thinker who has dedicated his career to ensure that FBR & Co. remains at the forefront of the financial services industry.  On behalf of the entire Board, we wish Eric the very best in his future endeavors.  He will be deeply missed.  Without him, we would not be on the firm footing we are today.”

Reimers continued: “We are very pleased to have a director of Rick’s caliber able to assume the role of Chairman.  Rick is a deeply experienced banker and executive who has been with FBR for 15 years and has been a tremendous CEO since 2009, ably guiding the firm, and we look forward to his future contributions.”

Billings said: “My time at FBR has been among the most rewarding and important professional experiences of my life. FBR is in excellent hands and I believe, after three years as non-executive Chairman, now is the appropriate time for me to fully focus on my other business endeavors.  I have the utmost confidence in Rick and the entire leadership team, and believe that the Company’s best days are ahead.”

Hendrix said: “I sincerely thank Eric for his invaluable leadership, mentorship and continuing friendship.  I am looking forward to continuing Eric’s legacy of leadership and innovation, and am enthusiastic about what the future holds for FBR’s clients, investors, and employees. It is an honor that my fellow directors intend to elect me as Chairman of this outstanding firm.”

About FBR & Co.

FBR & Co. (Nasdaq:FBRC) provides investment banking, merger and acquisition advisory, institutional brokerage, and research services through its subsidiary FBR Capital Markets & Co. FBR focuses capital and financial expertise on the following industry sectors: consumer; diversified industrials; energy & natural resources; financial institutions; insurance; real estate; and technology, media & telecom. FBR Fund Advisers, Inc., a subsidiary of FBR & Co., provides clients with a range of investment choices through The FBR Funds, a family of mutual funds. FBR is headquartered in the Washington, D.C. metropolitan area with offices throughout the United States. For more information, please visit www.fbr.com.

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